Exhibit 10.02

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of June 19, 2006, is among New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”) (New Sally and Sally, collectively the “Sally Parties”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”) and New Aristotle Holdings, Inc., a Delaware corporation (“New Alberto-Culver”) (Alberto-Culver and New Alberto-Culver, collectively the “Alberto-Culver Parties”).

RECITALS

WHEREAS, the Sally Parties, the Alberto-Culver Parties and New Aristotle Company, a Delaware corporation, have entered into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”) with CDRS Acquisition LLC, a Delaware limited liability company (“Investor”), pursuant to which Investor will purchase shares of New Sally common stock (“New Sally Common Stock”) for $575 million (“Equity Investment”);

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, one or more of the members of the Sally Group will incur $1.85 billion of indebtedness (the “Debt Financing”), so that between the Equity Investment and Debt Financing, a total of $2.425 billion is raised;

WHEREAS, the Board of Directors of Alberto-Culver has determined that it is in the best interests of Alberto-Culver and its stockholders to effect the transactions contemplated by the Agreement and the Investment Agreement;

WHEREAS, New Sally, Sally, Alberto-Culver and New Alberto-Culver have entered into a Separation Agreement dated as of the date hereof (the “Separation Agreement”) pursuant to which New Sally will distribute to the holders of shares of New Sally Common Stock, other than the shares held in the treasury of New Sally, on a pro rata basis, (i) all of the issued and outstanding shares of New Alberto-Culver common stock (“New Alberto-Culver Common Stock”) (the “Share Distribution”) and (ii) a cash dividend of $25 per share (the “Cash Distribution”) (the Share Distribution and the Cash Distribution collectively referred to herein as the “Distributions”); and

WHEREAS, in connection with the Distributions, New Sally, Sally, Alberto-Culver and New Alberto-Culver desire to enter into this Employee Matters Agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Separation Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Separation Agreement.

1.01 “Alberto-Culver Common Stock” means the common stock, $0.22 par value per share, of Alberto-Culver.

1.02 “Alberto-Culver Employee” means any individual who, at the Distributions Time, is either actively employed by, or on an approved leave of absence from, a member of the Alberto-Culver Group.

1.03 “Alberto-Culver Option” means an option to acquire shares of Alberto-Culver Common Stock.

1.04 “Alberto-Culver Option Plan” means (a) the Alberto-Culver Employee Stock Option Plan of 2003, (b) the Alberto-Culver Employee Stock Option Plan of 1988, (c) the Alberto-Culver 2003 Stock Option Plan for Non-Employee Directors and (d) the Alberto-Culver 1994 Stock Option Plan for Non-Employee Directors.

1.05 “Alberto-Culver Pre-Distribution Stock Price” means the average of the high and low trading prices per share of Alberto-Culver Common Stock on the last Business Day (as defined in the Investment Agreement) occurring before the date on which Alberto-Culver Common Stock begins to trade “ex-distribution.”

1.06 “Benefit Plans” means Pension Plans, Welfare Plans and Non-ERISA Benefit Arrangements.

1.07 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.

1.08 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.09 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq.

1.10 “Former Alberto-Culver Employee” means an individual whose employment with the Alberto-Culver Group was terminated prior to the Distributions Time and who, subsequent to such termination, was not employed by the Sally Group.

1.11 “Former Sally Employee” means an individual whose employment with the Sally Group was terminated prior to the Distributions Time and who, subsequent to such termination, was not employed by the Alberto-Culver Group.

1.12 “Intrinsic Value” means, in the case of a New Sally Option prior to the Distributions Time, the excess, if any, of the New Sally Pre-Distribution Stock Price over the exercise price per share of New Sally Common Stock subject to such New Sally Option, multiplied by the number of shares of New Sally Common Stock subject to such New Sally Option.

1.13 “IRS” means the U.S. Internal Revenue Service.

1.14 “New Alberto-Culver Option” means an option to acquire shares of New Alberto-Culver Common Stock.

1.15 “New Alberto-Culver Post-Distribution Stock Price” means the average of the high and low trading prices per share of New Alberto-Culver Common Stock on the first full Business Day on which New Alberto-Culver Common Stock begins to trade on a “when issued” basis, or such other per share value as the Board of Directors of Alberto-Culver shall determine to be appropriate.

1.16 “New Sally Option” means an option to acquire shares of New Sally Common Stock.

1.17 “New Sally Post-Distribution Stock Price” means the average closing price per share of New Sally Common Stock over the first five full Business Days on which Alberto-Culver Common Stock begins to trade “ex-distribution.”

1.18 “New Sally Pre-Distribution Stock Price” means the Alberto-Culver Pre-Distribution Stock Price.

1.19 “Non-ERISA Benefit Arrangement” means each contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Alberto-Culver Employee, Former Alberto-Culver Employee, Sally Employee or Former Sally Employee, or to any family member, dependent or beneficiary of any such Alberto-Culver Employee, Former Alberto-Culver Employee, Sally Employee or Former Sally Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.

1.20 “Pension Plan” means any pension plan as defined in section 3(2) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

1.21 “Restricted Stock” means shares of Alberto-Culver Common Stock that are subject to transfer restrictions, other than by reason of applicable securities laws, and a substantial risk of forfeiture, including shares granted pursuant to (a) the Alberto-Culver 2003 Restricted Stock Plan, (b) the Alberto-Culver 1994 Restricted Stock Plan and (c) the Alberto-Culver Management Bonus Plan.

1.22 “Sally Employee” means any individual who, at the Distributions Time, is either actively employed by, or on an approved leave of absence from, a member of the Sally Group; provided that (i) solely for purposes of this Agreement (and not the Investment Agreement) and except as otherwise expressly provided herein, the person set forth on Schedule A shall be considered a “Sally Employee” and not an Alberto-Culver Employee or former Alberto-Culver Employee and (ii) for the avoidance of doubt, the persons set forth on Schedule B shall be considered “Sally Employees” and not Alberto-Culver Employees or Former Alberto-Culver Employees.

1.23 “U.S.” means the United States of America.

1.24 “Welfare Plan” means any employee welfare plan as defined in section 3(1) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

ARTICLE II

EMPLOYEE MATTERS

2.01 Employment. Each Alberto-Culver Employee shall remain an employee of a member of the Alberto-Culver Group and each Sally Employee shall remain an employee of the Sally Group immediately following the Distributions Time.

2.02 Severance Obligations.

(a) It is not intended that any Alberto-Culver Employee, Former Alberto-Culver Employee, Sally Employee or Former Sally Employee will be entitled to termination or severance benefits solely as a result of the Distributions or any other transaction contemplated by this Agreement, the Separation Agreement or the Investment Agreement (other than payments or benefits with respect to employees who separate from service in connection with such transactions and are entitled to a termination or severance benefit on account of such separation). Alberto-Culver shall indemnify and hold harmless the Sally Parties in the event that any Sally Employee or Former Sally Employee obtains a final, nonappealable judgment from a Governmental Entity declaring that such Sally Employee or Former Sally Employee is entitled to severance benefits under an Alberto-Culver severance plan or agreement solely as a result of the Distributions or any other transaction contemplated by this Agreement, the Separation Agreement or the Investment Agreement; provided, however, that, for the avoidance of doubt, Alberto-Culver shall be under no such obligation with respect to any Sally Employee whose employment with the Sally Group terminates after the Distributions Time. For purposes of this Section 2.02(a), Alberto-Culver shall determine in its sole discretion whether any judgment or determination by a Governmental Entity shall be appealed, shall notify Sally in writing of such determination, and shall pay or reimburse each member of the Sally Group for its reasonable expenses incurred in connection with any such appeal. If Alberto-Culver notifies Sally in writing that a judgment or determination by a Governmental Entity shall not be appealed, such determination shall be deemed a final, nonappealable judgment from a Governmental Entity as set forth in this Section 2.02(a).

(b) Except as otherwise provided in Section 4.02(a)(i), from and after the Distributions Time, the Sally Parties shall assume and be fully responsible for, and none of the Alberto-Culver Parties nor any of their respective Affiliates shall have any liability or responsibility for, any termination or severance payment or benefit obligations with respect to Sally Employees or Former Sally Employees payable after the Distributions Time, including any severance payments owed, but not yet paid, to any Former Sally Employee. Except as expressly provided in Section 2.02(a), the Sally Parties shall assume and be fully responsible for, and none of the Alberto-Culver Parties nor any of their respective Affiliates shall have any liability or responsibility for, obligations with respect to Sally Employees under the Alberto-Culver Salaried Employees Special Severance Plan.

(c) Alberto-Culver shall retain and be fully responsible for, and none of the Sally Parties nor any of their respective Affiliates shall have any liability or responsibility for, any termination or severance payments or benefit obligations with respect to Alberto-Culver Employees or Former Alberto-Culver Employees payable after the Distributions Time, including any severance payments owed, but not yet paid, to any Former Alberto-Culver Employee.

2.03 Personnel Records.

(a) Subject to Applicable Laws, all information and records regarding employment and personnel matters of Sally Employees and Former Sally Employees shall be retained after the Distributions Time by Sally in accordance in all material respects with Applicable Laws relating to the collection, storage, retention and disclosure of such records. Access to such records after the Distributions Time will be provided to Alberto-Culver in accordance with Article VI of the Separation Agreement. Notwithstanding the foregoing, Alberto-Culver shall retain reasonable access, in accordance with Applicable Laws, to those records necessary to Alberto-Culver’s continued administration of any plans or programs on behalf of Sally Employees and Former Sally Employees after the Distributions Time or as otherwise required by Applicable Laws for so long as said administration continues pursuant to this Agreement or such longer period as required by Applicable Laws. Alberto-Culver shall also retain copies of any confidentiality and non-compete agreements with any Sally Employee or Former Sally Employee in which Alberto-Culver has an interest.

(b) Subject to Applicable Laws, all information and records regarding employment and personnel matters of Alberto-Culver Employees and Former Alberto-Culver Employees shall be retained after the Distributions Time by Alberto-Culver in accordance in all material respects with Applicable Laws relating to the collection, storage, retention and disclosure of such records. Access to such records after the Distributions Time will be provided to Sally in accordance with Article VI of the Separation Agreement. Notwithstanding the foregoing, Sally shall retain reasonable access, in accordance with Applicable Laws, to those records necessary to Sally’s continued administration of any plans or programs on behalf of Alberto-Culver Employees and Former Alberto-Culver Employees after the Distributions Time or as otherwise required by Applicable Laws for so long as said administration continues pursuant to this Agreement or such longer period as required by Applicable Laws. Sally shall also retain copies of any confidentiality and non-compete agreements with any Alberto-Culver Employee or Former Alberto-Culver Employee in which Sally has an interest.

ARTICLE III

WELFARE PLANS

3.01 Cessation of Participation in Alberto-Culver Welfare Plans. Except as specifically provided in this Agreement, each member of the Sally Group shall cease to be a participating employer in all Welfare Plans sponsored by a member of the Alberto-Culver Group (the “Alberto-Culver Welfare Plans”), and participation in the Alberto-Culver Welfare Plans will cease for all Sally Employees and Former Sally Employees, if any, no later than at the Distributions Time.

3.02 Sally’s Welfare Plans. To the extent applicable to any Welfare Plans in which Sally Employees or Former Sally Employees participate after the Distributions Time that provide benefits similar to the benefits that had been provided to such employees under an Alberto-Culver Welfare Plan immediately prior to the Distributions Time (the “Sally Welfare Plans”), Sally shall cause the Sally Welfare Plans to recognize all coverage and contribution elections made by Sally Employees and Former Sally Employees under the Alberto-Culver Welfare Plans in effect for the period immediately prior to the Distributions Time and shall apply such elections under the Sally Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable, in each case to the extent practicable. All beneficiary designations made by Sally Employees and Former Sally Employees under the Alberto-Culver Welfare Plans shall, to the extent applicable, be transferred to, and be in full force and effect under, the Sally Welfare Plans until such beneficiary designations are replaced or revoked by the Sally Employee or Former Sally Employee who made the beneficiary designation.

3.03 Welfare Plan Liabilities.

(a) Sally Liabilities. Sally shall retain, and the Sally Parties shall be jointly and severally responsible for, all Liabilities incurred with respect to any Sally Employee or Former Sally Employee after the Distributions Time under the Sally Welfare Plans, and none of the Alberto-Culver Parties or the Alberto-Culver Welfare Plans shall assume or retain any such Liabilities.

(b) Alberto-Culver Liabilities. Alberto-Culver shall continue to be solely responsible, after the Distributions Time, for all claims for welfare benefits (and for any Liabilities arising as a result of such claims), other than severance plan benefits, incurred by any Sally Employee or Former Sally Employee, if any, under the Alberto-Culver Welfare Plans at or prior to the Distributions Time, whether such claims have been paid or remain unpaid as of such date, and neither Sally nor the Sally Welfare Plans shall assume or retain any such Liabilities. Claims for health benefits shall be considered to be incurred prior to the Distributions Time if the services related to such claims were provided prior to the Distributions Time. Claims for all other welfare benefits shall be considered to be incurred prior to the Distributions Time if the date of loss occurred prior to the Distributions Time.

(c) COBRA and HIPAA Liabilities. From and after the Distributions Time, the Sally Parties shall assume, and be jointly and severally responsible for, the continuation coverage requirements under COBRA and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to all Sally Employees and Former Sally Employees and their qualified beneficiaries.

3.04 Flexible Spending Accounts. From and after the Distributions Time, Sally shall retain, and the Sally Parties shall be jointly and severally responsible for, all Liabilities incurred by any Sally Employee or Former Sally Employee under the flexible spending account plan sponsored by Sally, and no Alberto-Culver Party shall assume or retain any such Liabilities.

3.05 Short-Term Disability Benefits. From and after the Distributions Time, Sally shall retain, and the Sally Parties shall be jointly and severally responsible for, all short-term disability benefits payable to Sally Employees at or after the Distributions Time, and no Alberto-Culver Party shall assume or retain any such Liabilities.

3.06 Long-Term Disability Benefits. From and after the Distributions Time, Alberto-Culver shall retain, and be solely responsible for, all long-term disability benefits payable, at or after the Distributions Time, to (a) Sally Employees receiving long-term disability benefits prior to the Distributions Time, and (b) Former Sally Employees, and Sally shall not assume or retain any such Liabilities.

ARTICLE IV

COMPENSATION MATTERS

AND NON-ERISA BENEFIT ARRANGEMENTS

4.01 Cessation of Participation in Alberto-Culver Non-ERISA Benefit Arrangements. Except as specifically provided in this Agreement, each member of the Sally Group shall cease to be a participating employer in all Alberto-Culver Non-ERISA Benefit Arrangements, and participation in the Alberto-Culver Non-ERISA Benefit Arrangements will cease for all Sally Employees and Former Sally Employees at the Distributions Time.

4.02 Assumption of Employee Related Obligations.

(a) From and after the Distributions Time, the Sally Parties shall assume or retain (as applicable), and be solely responsible for, all Liabilities related to the agreements and obligations described in Section 4.02(a)(i) through Section 4.02(a)(vi) and none of any Alberto-Culver Party, any of their respective Affiliates or the Alberto-Culver Non-ERISA Benefit Arrangements shall retain or have any further liability with respect to such Liabilities.

(i) Agreements entered into between the Alberto-Culver Group and Sally Employees and Former Sally Employees, except as otherwise provided in this Agreement; provided, however, that Alberto-Culver shall retain all Liabilities related to (A) the Key Executive Deferred Compensation Agreement between Alberto-Culver and the Sally Employee set forth on Schedule A and (B) all Liability under the Termination Agreement, dated as of June 18, 2006, among Alberto-Culver, Sally Holdings, Inc. and the Sally Employee set forth on Schedule A with respect to the “Additional Payment” set forth on Schedule 1 to such Termination Agreement. No other Sally Employee or Former Sally Employee is a party to a Key Executive Deferred Compensation Agreement with Alberto-Culver.

(ii) Agreements entered into between a member of the Alberto-Culver Group and independent contractors providing services to the extent they are related to the Sally Business.

(iii) All confidentiality and non-compete agreements between a member of the Alberto-Culver Group and Sally Employees, Former Sally Employees and independent contractors; provided, however, that Alberto-Culver, New Alberto-Culver, Sally and New Sally shall all enjoy the rights and benefits under such agreements, with respect to such party’s and their respective Affiliates’ business operations.

(iv) All wages, salary, ordinary compensation and commissions payable to Sally Employees or Former Sally Employees after the Distributions Time, whether earned before or after the Distributions Time.

(v) All bonus and incentive compensation payment obligations, if any, payable after the Distributions Time to Sally Employees and Former Sally Employees; provided, however, that Sally’s payment obligations with respect to the Alberto-Culver 1994 Shareholder Value Incentive Plan and the Alberto-Culver Management Incentive Plan are set forth exclusively in Section 4.03(a), and not pursuant to this Section 4.02(a)(v).

(vi) All Liabilities and obligations whatsoever of the Sally Business with respect to claims made by or with respect to Sally Employees or Former Sally Employees relating to Non-ERISA Benefit Arrangements with respect to the Sally Business and not specifically assumed or retained by Alberto-Culver pursuant to this Agreement. The term “Liabilities” under this Section 4.02(a)(vi) expressly excludes any payment of any kind, including insurance coverage, indemnification rights and common law rights, for the acts or omissions of or by any Sally or New Sally officer, director, employee or agent, which are covered by the Separation Agreement.

The parties agree to negotiate in good faith with applicable third parties to have the foregoing obligations assumed by the Sally Parties on terms no less favorable to the Sally Parties than those that apply to Alberto-Culver. Subject to the foregoing, if any of the foregoing obligations cannot be assumed by the Sally Parties for a reason beyond the control of the parties hereto, including the refusal of any such third party to agree to such an assumption, then the Sally Parties shall reimburse the Alberto-Culver Group for any such obligation paid by the Alberto-Culver Group, in accordance with Section 7.03, as though it had been assumed and paid by Sally.

(b) From and after the Distributions Time, the Alberto-Culver Parties shall assume or retain (as applicable), and be solely responsible for, all Liabilities related to the agreements and obligations described in Section 4.02(b)(i) through Section 4.02(b)(vi) and none of any Sally Party, any of their respective Affiliates or the Sally Non-ERISA Benefit Arrangements shall retain or have any further liability with respect to such Liabilities.

(i) Agreements entered into between the Sally Group and Alberto-Culver Employees and Former Alberto-Culver Employees, except as otherwise provided in this Agreement.

(ii) Agreements entered into between a member of the Sally Group and independent contractors providing services to the extent they are related to the Alberto-Culver Business.

(iii) All confidentiality and non-compete agreements between a member of the Sally Group and Alberto-Culver Employees, Former Alberto-Culver Employees and independent contractors; provided, however, that Alberto-Culver, New Alberto-Culver, Sally and New Sally shall all enjoy the rights and benefits under such agreements, with respect to such party’s and their respective Affiliates’ business operations.

(iv) All wages, salary, ordinary compensation and commissions payable to Alberto-Culver Employees or Former Alberto-Culver Employees after the Distributions Time, whether earned before or after the Distributions Time.

(v) All bonus and incentive compensation payment obligations, if any, payable after the Distributions Time to Alberto-Culver Employees.

(vi) All Liabilities and obligations whatsoever of the Alberto-Culver Business with respect to claims made by or with respect to Alberto-Culver Employees or Former Alberto-Culver Employees relating to Non-ERISA Benefit Arrangements with respect to the Alberto-Culver Business and not specifically assumed or retained by Sally pursuant to this Agreement. The term “Liabilities” under this Section 4.02(b)(vi) expressly excludes any payment of any kind, including insurance coverage, indemnification rights and common law rights, for the acts or omissions of or by any Alberto-Culver or New Alberto-Culver officer, director, employee or agent, which are covered by the Separation Agreement.

The parties agree to negotiate in good faith with applicable third parties to have the foregoing obligations assumed by the Alberto-Culver Parties on terms no less favorable to the Alberto-Culver Parties than those that apply to Sally. Subject to the foregoing, if any of the foregoing obligations cannot be assumed by the Alberto-Culver Parties for a reason beyond the control of the parties hereto, including the refusal of any such third party to agree to such an assumption, then the Alberto-Culver Parties shall reimburse the Sally Group for any such obligation paid by the Sally Group, in accordance with Section 7.03, as though it had been assumed and paid by Alberto-Culver.

4.03 Certain Incentive Plans; Nonqualified Deferred Compensation.

(a) From and after the Distributions Time, the Sally Parties shall assume and thereafter be solely responsible for all bonus and incentive compensation payment obligations earned by Sally Employees as of the Distributions Time under the Alberto-Culver 1994 Shareholder Value Incentive Plan and the Alberto-Culver Management Incentive Plan. Each such plan shall be treated as though a Change in Control, as defined in such plan, occurred as of the Distributions Time with respect to all employees and former employees. Not later than 28 days after the Distributions Time, Alberto-Culver shall (i) determine all bonus and incentive payment obligations earned by Sally Employees and Former Sally Employees under the 1994 Shareholder Value Incentive Plan and the Alberto-Culver Management Incentive Plan as of the Distributions Time, if any, and (ii) transfer to Sally a cash payment equal to 62% of such amounts, which represents the after-tax cost to Sally of paying such amounts.

(b) From and after the Distributions Time, the Sally Parties shall assume and thereafter be solely responsible for all deferred compensation payment obligations credited to the accounts of all Sally Employees and Former Sally Employees as of the Distributions Time under the Alberto-Culver Executive Deferred Compensation Plan. Such plan shall be treated as though a Change in Control, as defined in such plan, occurred as of the Distributions Time with respect to all Sally Employees and Former Sally Employees, and, subject to the transfer set forth in the next sentence, as soon as reasonably practicable after the Distributions Time, or at such other time as shall be required to comply with section 409A of the Code, Sally shall pay to each such Sally Employee and Former Sally Employee the amount credited to his or her account under such plan as of the Distributions Time. As soon as reasonably practicable after the Distributions Time, Alberto-Culver shall (i) determine all deferred compensation payment obligations credited to the accounts of all Sally Employees and Former Sally Employees under the Alberto-Culver Executive Deferred Compensation Plan as though a Change in Control occurred as of the Distributions Time, and (ii) transfer to Sally a cash payment equal to 62% of such amounts, which represents the after-tax cost to Sally of paying such amounts.

4.04 Equity Compensation Plans.

(a) Alberto-Culver Options. Each Alberto-Culver Option held by an Alberto-Culver Employee, Former Alberto-Culver Employee, member or former member of the Alberto-Culver Board of Directors (a “Director”), Sally Employee or Former Sally Employee that is outstanding immediately before the Distributions Time shall be converted into a New Sally Option. Each New Sally Option shall have the same terms and conditions as the corresponding Alberto-Culver Option to which it relates and shall continue to be subject to the same terms and conditions as the applicable Alberto-Culver Option Plan; provided, however, that for purposes of the New Sally Options, unless the context otherwise requires, all references to “Alberto-Culver” therein shall be deemed to be to “New Sally” and all references to Alberto-Culver Common Stock shall be deemed to be to New Sally Common Stock. For the avoidance of doubt, at no time will an Alberto-Culver Option be deemed to pertain to “New Alberto-Culver LLC” (as defined in the Investment Agreement). Alberto-Culver and New Sally shall each take such actions as may be necessary to effectuate the provisions of this Section.

(b) Options Held by Alberto-Culver Employees and Directors. The New Sally Options held by each Alberto-Culver Employee, each Former Alberto-Culver Employee, each Director (other than non-employee Directors who will serve as independent directors of New Sally after the Distributions) and the Sally Employee listed on Schedule A, which in each case are outstanding as of the Distributions Time, shall become fully exercisable and be converted into a New Alberto-Culver Option, effective immediately after the Distributions Time.

(i) The number of shares of New Alberto-Culver Common Stock subject to a New Alberto-Culver Option and the exercise price per share of New Alberto-Culver Common Stock subject to a New Alberto-Culver Option shall be determined in accordance with clauses (A) and (B) below (to be interpreted and applied in such a way as to minimize any adverse consequences of any possible application of FAS 123R and Section 409A of the Code to such conversions):

(A) The Intrinsic Value of each New Sally Option shall be maintained under each corresponding New Alberto-Culver Option by setting the option exercise price of the New Alberto-Culver Option and/or the number of shares subject to such New Alberto-Culver Option to ensure that the aggregate difference between the New Alberto-Culver Post-Distribution Stock Price and the exercise price of the New Alberto-Culver Option equals such Intrinsic Value.

(B) The ratio of the per share option exercise price of the New Alberto-Culver Option to the New Alberto-Culver Post-Distribution Stock Price shall be fixed in such a way that does not increase the ratio of the per share exercise price of the related New Sally Option to the New Sally Pre-Distribution Stock Price.

(ii) Each New Alberto-Culver Option shall have the same terms and conditions as the corresponding New Sally Option to which it relates (except as adjusted as provided herein) and shall continue to be subject to the same terms and conditions as the applicable New Sally Option Plan; provided, however, that for purposes of the New Alberto-Culver Options, unless the context otherwise requires, all references to “New Sally” therein shall, after the Distributions Time, be deemed to be to “New Alberto-Culver” and all references to New Sally Common Stock shall be deemed to be to New Alberto-Culver Common Stock. New Sally and New Alberto-Culver shall each take such actions as may be necessary to effectuate the provisions of this Section.

(c) Options Held by Sally Employees and Future Sally Directors. The New Sally Options held by each Sally Employee, other than the Sally Employee listed on Schedule A, each Former Sally Employee and each non-employee Director who will serve as an independent director of New Sally after the Distributions, which in each case are outstanding as of the Distributions Time, shall become fully exercisable and be adjusted, effective immediately after the Distributions Time (each, an “Adjusted New Sally Option”).

(i) The number of shares of New Sally Common Stock subject to an Adjusted New Sally Option and the exercise price per share of New Sally Common Stock subject to an Adjusted New Sally Option shall be determined in accordance with clauses (A) and (B) below (to be interpreted and applied in such a way as to minimize any adverse consequences of any possible application of FAS 123R and Section 409A of the Code to such adjustments):

(A) The Intrinsic Value of each New Sally Option shall be maintained under each corresponding Adjusted New Sally Option by setting the option exercise price of the Adjusted New Sally Option and/or the number of shares subject to such Adjusted New Sally Option to ensure that the aggregate difference between the New Sally Post-Distribution Stock Price and the exercise price of the Adjusted New Sally Option equals such Intrinsic Value.

(B) The ratio of the per share option exercise price of the Adjusted New Sally Option to the New Sally Post-Distribution Stock Price shall be fixed in such a way that does not increase the ratio of the per share exercise price of the related New Sally Option to the New Sally Pre-Distribution Stock Price.

(ii) Each Adjusted New Sally Option shall have the same terms and conditions as the corresponding New Sally Option to which it relates (except as adjusted as provided herein).

(d) Restricted Stock. The Alberto-Culver Board of Directors shall take all actions reasonably necessary to ensure that not later than the first business day after the record date of the Distributions all Alberto-Culver Employees and Sally Employees shall be fully vested in any shares of Restricted Stock that they hold. All shares of Restricted Stock shall be treated the same as all other outstanding shares of Alberto-Culver Common Stock in the Merger and the Distributions, in accordance with the provisions of the Merger Agreement and the Separation Agreement.

4.05 Vacation and Leaves of Absence Programs. From and after the Distributions Time, Sally shall recognize and assume all Liabilities for vacation, holiday, flex days and personal days off to the extent accrued by Sally Employees before the Distributions Time in accordance with the written policies in effect with regard to such Liabilities during the period over which they were accrued. Sally shall also honor the written terms of any approved leaves of absence with an expected duration of not more than 12 months (other than for military or other leave protected by Applicable Law, which shall not be subject to such limitation) after the Distributions Time to the extent such leaves are in effect with regard to Sally Employees at the Distributions Time.

ARTICLE V

QUALIFIED RETIREMENT PLANS

5.01 Defined Contribution Plans.

(a) Sally 401(k) Plan. From and after the Distributions Time, Sally shall retain, and the Sally Parties shall be jointly and severally responsible for, all existing and future employer Liabilities related to the Sally Beauty Company, Inc. 401(k) Savings Plan (the “Sally 401(k) Plan”) and the administration thereof, and the Alberto-Culver Parties shall not assume or retain any such Liabilities.

(b) Profit Sharing Plan.

(i) Establishment of Sally Profit Sharing Plan. As soon as administratively practicable after the Distributions Time, Sally Employees shall be eligible to participate in a defined contribution plan and trust adopted, established and maintained by Sally and qualified under section 401(a) and section 501(a) of the Code (which plan may be the Sally 401(k) Plan) (the “Sally Profit Sharing Plan”). Subject to the asset transfers described in Section 5.01(b)(ii), the Sally Parties shall assume and thereafter be jointly and severally responsible for all then existing or future employer Liabilities on behalf of Sally Employees and Former Sally Employees related to the Sally Profit Sharing Plan and the administration thereof and the Alberto-Culver Parties shall not assume or retain any such Liabilities. As soon as practicable after the adoption or designation of the Sally Profit Sharing Plan, Sally shall, to the extent applicable, submit an application to the IRS for a determination regarding the qualification of the Sally Profit Sharing Plan and shall take any actions not inconsistent with the other general commitments of the Sally Parties contained in this Agreement and make any amendments necessary to receive a favorable determination letter.

(ii) Transfer of Account Balances. As soon as administratively practicable, and in no event later than 180 days, after the Distributions Time, the Alberto-Culver Parties and the Sally Parties shall cooperate to cause the Alberto-Culver Company Employees Profit Sharing Plan (the “Alberto-Culver Profit Sharing Plan”) to transfer to the Sally Profit Sharing Plan assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and Liabilities with respect to, all Sally Employees and Former Sally Employees with an account balance, whether or not vested, under the Alberto-Culver Profit Sharing Plan as of such valuation date. Such transferred assets shall consist of cash, New Alberto-Culver Common Stock, New Sally Common Stock and promissory notes for outstanding participant loans, and shall be in accordance with section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the Sally Profit Sharing Plan shall be transferred to the Sally Parties at the time such assets are transferred.

(iii) Past Service Credit and Vesting. With respect to all Sally Employees and without duplication of benefits, the Sally Profit Sharing Plan shall (i) recognize, to the extent applicable, all service, compensation and other determinations that, at the Distributions Time, were recognized under the Alberto-Culver Profit Sharing Plan for purposes of determining eligibility, participation, vesting, and calculation of benefits for Sally Employees, and (ii) maintain the vesting schedule applicable under the Alberto-Culver Profit Sharing Plan for accounts transferred from the Alberto-Culver Profit Sharing Plan.

(iv) Elections and Designations. To the extent applicable, all participant elections and beneficiary designations made by Sally Employees or Former Sally Employees under the Alberto-Culver Profit Sharing Plan shall be transferred to, and be in full force and effect under, the Sally Profit Sharing Plan until such participant elections and beneficiary designations are replaced or revoked by the Sally Employee or Former Sally Employee who made the election or designation.

(v) Cessation of Participation in the Alberto-Culver Profit Sharing Plan. Each member of the Sally Group shall cease to be a participating employer in the Alberto-Culver Profit Sharing Plan, and participation in the Alberto-Culver Profit Sharing Plan will cease for all Sally Employees and Former Sally Employees, in each case no later than at the Distributions Time.

(c) Stock Funds.

(i) Sally shall, subject to the fiduciary and other requirements of ERISA, and any other Applicable Laws, take such actions as are reasonably necessary to ensure that any liquidation of the shares of New Alberto-Culver Common Stock held in the Sally 401(k) Plan and the Sally Profit Sharing Plan is orderly and periodic. During the 24-month period beginning at the Distributions Time (or such shorter period as Sally reasonably determines may be required under Applicable Laws), subject to the exercise of its fiduciary duties or other requirements of ERISA and any other Applicable Laws, Sally may prohibit purchases of New Alberto-Culver Common Stock under the Sally 401(k) Plan and the Sally Profit Sharing Plan but shall not require that such funds of New Alberto-Culver Common Stock be liquidated

(ii) Alberto-Culver shall, subject to the fiduciary and other requirements of ERISA, and any other Applicable Laws, take such actions as are reasonably necessary to ensure that any liquidation of the shares of New Sally Common Stock held in the Alberto-Culver 401(k) Savings Plan (the “Alberto-Culver 401(k) Plan”) and the Alberto-Culver Profit Sharing Plan is orderly and periodic. During the 24-month period beginning at the Distributions Time (or such shorter period as Alberto-Culver reasonably determines may be required under Applicable Laws) subject to the exercise of its fiduciary duties or other requirements of ERISA and any other Applicable Laws, Alberto-Culver may prohibit purchases of New Sally Common Stock under the Alberto-Culver 401(k) Plan and the Alberto-Culver Profit Sharing Plan but shall not require that such funds of New Sally Common Stock be liquidated.

5.02 Further Cooperation. The Alberto-Culver Parties and the Sally Parties will cooperate in good faith in the filing of documents required by the transfer of assets and liabilities described in this Agreement to generally effect the purposes of this Agreement and to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Sally Employees or Former Sally Employees.

ARTICLE VI

FOREIGN PLANS

At the Distributions Time, or such later date as may be required by Applicable Laws, each Benefit Plan maintained by a member of the Sally Group that covers only Sally Employees employed outside the U.S. (the “Sally Foreign Plans”) shall be the sole responsibility of the Sally Group and no member of the Alberto-Culver Group shall have any Liability with respect to such Sally Foreign Plan. At the Distributions Time, or such later date as may be required by Applicable Laws, each Benefit Plan maintained by a member of the Alberto-Culver Group that covers only Alberto-Culver Employees employed outside the U.S. (the “Alberto-Culver Foreign Plans”) shall be the sole responsibility of the Alberto-Culver Group and no member of the Sally Group shall have any Liability with respect to such Alberto-Culver Foreign Plan. For purposes of this Article VI, “employed outside the U.S.” means compensated under a payroll which is administered outside the 50 United States and the District of Columbia.

ARTICLE VII

GENERAL PROVISIONS

7.01 Preservation of Rights to Amend. The rights of any of the Sally Parties and the Alberto-Culver Parties to amend or terminate any plan referred to herein shall not be limited in any way by this Agreement.

7.02 Administrative Complaints/Litigation.

(a) At and after the Distributions Time, the Sally Parties shall assume, and be jointly and severally liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against the Alberto-Culver Group or the Sally Group by any Sally Employee, Former Sally Employee or any other person arising out of or relating to employment with the Sally Business or Sally. Any Liabilities arising from such actions shall be deemed Sally Liabilities under the Separation Agreement. The Alberto-Culver Parties reserve the right to participate, at their own expense, in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.

(b) At and after the Distributions Time, the Alberto-Culver Parties shall assume, and be jointly and severally liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against the Sally Group or the Alberto-Culver Group by any Alberto-Culver Employee, Former Alberto-Culver Employee or any other person arising out of or relating to employment with the Alberto-Culver Business or Alberto-Culver. Any Liabilities arising from such actions shall be deemed Alberto-Culver Liabilities under the Separation Agreement. The Sally Parties reserve the right to participate, at their own expense, in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.

7.03 Reimbursement and Indemnification. The parties hereto agree to reimburse one another, within 30 days of receipt from another party of appropriate verification, for all Indemnifiable Losses that each may incur on behalf of the other as a result of any of the Benefit Plans or any of the termination or severance obligations set forth in Section 2.02. All Liabilities retained, assumed or indemnified against by the Sally Parties pursuant to this Agreement shall be deemed Sally Liabilities, and all Liabilities retained, assumed or indemnified against by the Alberto-Culver Parties pursuant to this Agreement shall be deemed Alberto-Culver Liabilities, and in each case shall be subject to the indemnification provisions of Article IV of the Separation Agreement.

7.04 Payment of and Accounting Treatment for Expenses. Except as specifically provided in the Separation Agreement or as the Sally Parties and the Alberto-Culver Parties otherwise mutually agree, all expenses (and the accounting treatment related thereto) through the Distributions Time regarding matters addressed herein shall be handled and administered by the Alberto-Culver Parties and the Sally Parties in accordance with past practice of Alberto-Culver and Sally, as applicable, accounting and financial practices and procedures pertaining to such matters.

7.05 Sharing of Participant Information. Alberto-Culver and Sally shall share, Alberto-Culver shall cause each applicable member of the Alberto-Culver Group to share, and Sally shall cause each applicable member of the Sally Group to share, with each other and their respective agents and vendors all participant information necessary for the efficient and accurate administration of each of the Alberto-Culver Benefit Plans and the Sally Benefit Plans following the Distributions Time. Alberto-Culver and Sally and their respective authorized agents shall, subject to Applicable Laws and understandings regarding confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Sally and Alberto-Culver shall also cooperate to share all such information regarding any issue relating to the compensation of Sally Employees as may be required in order to satisfy any requirements related to federal, state and/or local income tax reporting (including, for purposes of preparing a Form W-2 for each such employee) and withholding, all in accordance with the terms of the Tax Allocation Agreement.

7.06 Audit Rights. Subject to the requirements of Article VI of the Separation Agreement, for a period of 36 months from and after the Distributions Time, each Alberto-Culver Party and each Sally Party, and their duly authorized representatives, shall have the right to conduct audits at mutually agreed times upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any record keeper or third party administrator by another party that is relevant to this Agreement. The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide work space to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within fifteen Business Days after receiving such draft.

The auditing party’s audit rights under this Section 7.06 shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The party being audited shall, upon written request from the auditing party, provide an individual (at the auditing party’s expense) to supervise any audit of any such benefit provider or third party. The auditing party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

7.07 Effect If Distributions Do Not Occur. If the Distributions do not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distributions Time, or otherwise in connection with the Distributions, shall not be taken or occur except to the extent otherwise specifically agreed in writing by Sally and Alberto-Culver.

7.08 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

7.09 No Right to Continued Employment. Nothing contained in this Agreement shall confer on any Sally Employee any right to continued employment with Sally or any member of the Sally Group, except as expressly provided in any individual employment agreements to which Sally or a member of the Sally Group is a party, under which any Sally Employee has any such rights. Nothing contained in this Agreement shall confer on any Alberto-Culver Employee any right to continued employment with Alberto-Culver or any member of the Alberto-Culver Group, except as expressly provided in any individual employment agreements to which Alberto-Culver or a member of the Alberto-Culver Group is a party, under which any Alberto-Culver Employee has any such rights.

7.10 Cooperation. The Alberto-Culver Parties and the Sally Parties shall each cooperate in good faith, including by making personnel available to one another at mutually agreed times, as necessary or appropriate to carry out the purposes of this Agreement.

7.11 No Duplication of Benefits. It is the intention of the parties that nothing in this Agreement shall allow for any Sally Employee or Alberto-Culver Employee to receive duplicative benefits. Accordingly, Alberto-Culver and Sally shall agree on methods and procedures to prevent Sally Employees and Alberto-Culver Employees from receiving duplicative benefits.

ARTICLE VIII

MISCELLANEOUS

8.01 Entire Agreement. This Agreement, the Separation Agreement and other Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

8.02 Survival of Agreements. Except as specifically contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distributions Time.

8.03 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to New Alberto-Culver or Alberto-Culver to
Alberto-Culver:

Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

	Fax:	(708) 450-2511
	Attention:	Chief Executive Officer Senior Vice President and General Counsel (with a separate notice to be sent to each such person)

with a copy to

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

(b)	If to New Sally or Sally to Sally

Sally Holdings, Inc.
3001 Colorado Blvd.
Denton, Texas 76210
	Fax:	(940) 297-4990
	Attention:	Vice President and General Counsel

with a copy at any time prior to the Distributions Time to

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

And with a copy at any time from and after the Distributions Time to

CDRS Acquisitions LLC
c/o Clayton, Dubilier & Rice Fund VII, L.P.
1403 Foulk Road, Suite 106 Wilmington, DE 19803
	Fax:	(302) 427-7398

With a copy to

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Fax:	(212) 909-6836
	Attention:	Paul S. Bird, Esq.

8.05 Consent to Jurisdiction. Each of the Sally Parties and the Alberto-Culver Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of the Sally Parties and the Alberto-Culver Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Sally Parties and the Alberto-Culver Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.06 Amendments. This Agreement cannot be amended except by a written agreement executed by the Sally Parties and the Alberto-Culver Parties; provided, that unless the Investment Agreement shall have been terminated, any such amendment shall be subject to the prior written consent of Investor, such consent not to be unreasonably withheld, delayed or conditioned.

8.07 Assignment. No party to this Agreement will (or permit any of the members of its Group) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided, that each of the Sally Parties may assign this Agreement and all of its rights hereunder to its lenders and debt providers for collateral security purposes and provided, further, that unless the Investment Agreement shall have been terminated, any such assignment prior to the Distributions Time shall be subject to the prior written consent of Investor. Any conveyance, assignment or transfer requiring the prior written consent of the other parties or Investor pursuant to this Section 8.07 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. For purposes of clarity, New Alberto-Culver may perform any responsibility or exercise any right under this Agreement by causing such responsibility or right to be undertaken or exercised, without limitation, by a New Alberto-Culver Subsidiary; provided, however, that

New Alberto-Culver shall be fully responsible to Alberto-Culver for ensuring compliance by New Alberto-Culver and the New Alberto-Culver Group with the applicable terms of this Agreement.

8.08 Captions; Currency. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

8.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties, and, if the parties are unable to agree upon a suitable and equitable substitute provision to effect the original intent of the parties, prior to the Distributions Time, the party so materially and adversely affected may terminate this Agreement.

8.10 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions in Sections 8.06 and 8.12 shall inure to the benefit of Investor.

8.11 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

8.12 Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that unless the Investment Agreement shall have been terminated, any such waiver shall be subject to the prior written consent of Investor, such consent not to be unreasonably withheld, delayed or conditioned. No failure or delay on the part of either the Sally Parties or the Alberto-Culver Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Sally Parties or the Alberto-Culver Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.13 Further Assurances. From time to time after the Distributions Time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by this Agreement.

8.14 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

8.15 Performance. The Sally Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The Alberto-Culver Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

8.16 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”. This Agreement shall be deemed to be the joint work product of the Sally Parties and the Alberto-Culver Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

8.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed in their names by a duly authorized officer as of the date first written above.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President